                                                                     EXHIBIT 3.6

                      CERTIFICATE OF OWNERSHIP AND MERGER

                                      OF

                              AXEDA SYSTEMS INC.,

                            A DELAWARE CORPORATION

                                 WITH AND INTO

                          RAVISENT TECHNOLOGIES INC.,

                            A DELAWARE CORPORATION

   Pursuant to Section 253(a) of the General Corporation Law of the State of
                                   Delaware

  RAVISENT Technologies Inc., a Delaware corporation, hereby certifies that:

       1. RAVISENT Technologies Inc. ("RAVISENT") owns 100% of all issued and outstanding capital stock of Axeda Systems Inc., a Delaware corporation ("Axeda") (Axeda shall be referred to herein as the "Subsidiary Corporation"). The Subsidiary Corporation is being merged with and into RAVISENT (the "Merger") in accordance with the provisions of Section 253(a) of the General Corporation Law of the State of Delaware ("GCL").

       2. RAVISENT was incorporated on June 18, 1999, under Delaware law, under the name Divicore Inc., and RAVISENT's certificate of incorporation ("Certificate of Incorporation") was amended on June 24, 1999, June 29, 1999, July 15, 1999 and July 21, 1999.

       3. Axeda was incorporated on January 10, 2002, under Delaware law and has authorized 1,000 shares of Common Stock, par value $0.01 per share, constituting all authorized capital stock.

       4. Pursuant to a Unanimous Written Consent of the RAVISENT Board of Directors (the "Board") dated as of January 10, 2002 (the "Consent"), RAVISENT authorized the Merger pursuant to Section 253(a) of the GCL, as more particularly set forth in Exhibit A hereto.
   ---------

       5. Pursuant to the Consent, the Board also authorized and directed its officers to take any and all action necessary or appropriate to file this Certificate of Ownership and Merger (this "Certificate") with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 253(a) and 103 of the GCL, to be effective as of the Effective Time of the Merger (as defined below).

       6.  RAVISENT shall be the surviving corporation of the Merger.

       7. The Certificate of Incorporation, as amended, and the Bylaws of RAVISENT shall be the certificate of incorporation and bylaws of the surviving corporation, except that the name of the surviving corporation shall be, "Axeda Systems Inc."

       8. Upon the Effective Time of the Merger (as defined below), all of the issued and outstanding shares of Axeda shall be deemed canceled.

       9. The Merger and this Certificate shall be effective with the Secretary of State of Delaware at 4:59 p.m. on January 10, 2002 ("Effective Time of the Merger").

       10. Notwithstanding the previous adoption and approval of the Merger by the Board of Directors of RAVISENT, the Merger transaction may be amended, abandoned or terminated in accordance with Section 253(c) of the GCL at any time prior to the Effective Time of the Merger.

                                    *  *  *

     RAVISENT Technologies Inc. has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer.

                                         RAVISENT TECHNOLOGIES INC.,
                                         a Delaware corporation


                                         By: /s/ Ned E. Barlas
                                            ------------------------------
                                            Ned E. Barlas
                                            Senior Vice President, General
                                            Counsel and Secretary

                                       3